CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2017, relating to the financial statements and financial highlights, which appear in Delaware VIP Diversified Income Series, Delaware VIP Emerging Markets Series, Delaware VIP High Yield Series, Delaware VIP International Value Equity Series, Delaware VIP Limited-Term Diversified Income Series, Delaware VIP REIT Series, Delaware VIP Small Cap Value Series, Delaware VIP Smid Cap Core Series (formerly, Delaware VIP Smid Cap Growth Series), Delaware VIP U.S. Growth Series and Delaware VIP Value Series’ (constituting Delaware VIP® Trust) Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 25, 2017